EXHIBIT 99.1

Teda Travel Group Announces Acquisition of the Largest Timeshare Company in China

Hong Kong – August 25, 2004 Teda Travel Group, Inc. (OTCBB: TTVL), announced today it has signed a Definitive Sale and Purchase Agreement to acquire a majority interest in Teda Resort Alliance Development Co. Ltd. (“TRAC”), the largest timeshare company in China, with a current estimated 80% share of the timeshare market.

Teda Travel Group CEO, Mr. Godfrey Hui said, “Timeshare is a part of the multi-billion dollar travel industry, and we see this type of offering as being key to our suite of complete travel-related services. Timeshare owners around the world have expressed an overwhelming desire to participate in timeshare operations in China, which currently is under penetrated. The acquisition of TRAC will make us the timeshare leader in China, and sets Teda Travel Group on its path to becoming a leader in the China travel industry.”

“The acquisition is strategically important for Teda Travel Group’s fast growing development in the travel industry in China,” explained Mr. Hui. Established in 1999, TRAC provides timeshare services for customers in China, and is the largest partner of RCI, the biggest timeshare operator in the world, also a division of Cendant Corporation.

TRAC has a customer base of over 3,000 members and has been registering substantial growth due to vast choices of hotels and resorts available. TRAC is widely acclaimed as the first successfully run timeshare operator in China. TRAC also is an owner of eight hotel properties in both China and Southeast Asia, and has an extensive network of exclusive sales agents throughout China.

The acquisition will be done through a blend of restricted stock and cash, not to exceed US$400,000.

Teda Travel Group is a part of the $70 Billion dollar a year travel industry in China. The Group is located in the Tianjin, and is a part of the Tianjin Economic Development Area (TEDA).

Ms. Sherry Sun, General Manager of TRAC comments, “We look forward to working with Teda Travel Group on our expansion initiatives. We are very excited to be the first company acquired by the Group and are confident we’ll benefit from this relationship. The strong growth outlook of TRAC will definitely contribute positively to the Group’s bottom line.”

About Teda Travel Group, Inc.: Teda Travel is a property management company providing services to hotels and resorts throughout China. The company is responsible for the supervision and day-to-day operations of the properties it manages. In addition to its property management division, Teda Travel also has its own portfolio of real estate investments. Leveraged on its existing core businesses and the brand name “TEDA”, one of most recognized names in China, TEDA Travel intends to become a market leader in the fast growing Chinese travel and real estate services industry.

About Tianjin Economic and Technological Development Area (TEDA): Tianjin Economic and Technological Development Area (TEDA) is one of earliest approved and best state-level development zones in China. TEDA has now has a developed area of 33 square kilometers (approximately 20 square miles). TEDA is located to the southeast of Tianjin City, about 45 kilometers (27 miles) away from downtown and 140 kilometers (84 miles) from Beijing. TEDA enjoys easy access to North China, Northeast China and Northwest China.

Safe Harbor Statement: As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

Contact Information:

John Roskelley, President, First Global Media, 480.902.3110